ADVISORY FEE WAIVER AGREEMENT

This ADVISORY FEE WAIVER AGREEMENT (the “Agreement”) is dated as of December 7, 2017, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and SUNAMERICA INCOME FUNDS, a Massachusetts business trust (the “Trust”).

WITNESSETH:

WHEREAS, the Adviser and the Trust are parties to that certain Investment Advisory and Management Agreement, dated January 1, 1999 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the AIG Flexible Credit Fund (formerly, SunAmerica High Yield Bond Fund) (the “Fund”), a series of the Trust; and

WHEREAS, the Trust, on behalf of the Fund, pays the Adviser as compensation for services provided to the Fund, a management fee at the annual rates set forth in the Advisory Agreement (the “Management Fee”); and

WHEREAS, the Board of Trustees of the Trust approved an Advisory Fee Waiver Agreement by and between the Adviser and the Trust, on behalf of the Fund, at an in-person meeting held on December 5, 2017 and the Adviser agreed to waive a portion of its Management Fee in the amount set forth herein.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	The Adviser shall waive its Management Fee under the Advisory Agreement with respect to the Fund so that the management fee payable by the Fund to the Adviser is equal to 0.36%.

2.	This Agreement shall continue in effect through July 31,2019, and from year to year thereafter provided such continuance is agreed to by the Adviser and approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or the Adviser, as defined in the Investment Company Act of 1940, as amended, and (ii) have no direct or indirect financial interest in the operation of this Agreement. Upon termination of the Advisory Agreement with respect to the Fund, this Agreement shall automatically terminate.

3.	This Agreement shall be construed in accordance with the laws of the State of New York.

4.	This Agreement may be amended by mutual consent of the parties hereto in writing.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ Peter Harbeck
Name: Peter Harbeck
Title: President and CEO

SUNAMERICA INCOME FUNDS, on behalf of AIG Flexible Credit Fund

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President